As filed with the Securities and Exchange Commission on January 13, 2003


                                        File No. 811-21094



             SECURITIES AND EXCHANGE COMMISSION

                   WASHINGTON, D.C.  20549




                          FORM N-1A



                REGISTRATION STATEMENT UNDER
             THE INVESTMENT COMPANY ACT OF 1940



                       AMENDMENT NO. 1





               Transamerica Index Funds, Inc.
   (Exact Name of Registrant as Specified in its Charter)


                    570 Carillon Parkway
                St. Petersburg, Florida 33716
           (Address of Principal Executive Office)

Registrant's Telephone Number, including Area Code:  727/299-
                            1824


                    John K. Carter, Esq.
           AEGON/Transamerica Fund Advisers, Inc.
                    570 Carillon Parkway
                St. Petersburg, Florida 33716
           (Name and Address of Agent for Service)

                         Copies To:

                    Keith Robinson, Esq.
                           Dechert

                      Washington, D.C.

                      EXPLANATORY NOTE

This amendment no. 1 to Registrant's Registration Statement on Form N-1A is filed pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, and the rules thereunder, and incorporates by reference Part A, Part B and Part C from Registrant's Registration Statement on Form N-1A filed on May 15, 2002.

Shares of Registrant are not registered under the Securities Act of 1933, as amended (the "1933 Act"), or the laws of any state. Registrant issues its shares only in non-public offerings in accordance with the registration exemption provided by Section 4(2) of the 1933 Act and the regulations thereunder, or other applicable exemptions under the 1933 Act. Shares of the Registrant are subject to restrictions on transferability and resale, and may not be transferred or resold except as permitted under the 1933 Act. Investments in Registrant may only be made by certain institutional investors, whether organized within or without the United States (excluding individuals, S corporations, and partnerships). This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any security to the public within the meaning of the 1933 Act.

The United States Securities and Exchange Commission has not approved or disapproved these securities, or determined if this Registration Statement is truthful or complete. Any representation to the contrary is a criminal offense.



























               TRANSAMERICA INDEX FUNDS, INC.

              Supplement dated January 13, 2003
        to the Offering Memorandum dated May 15, 2002

               TRANSAMERICA MID-CAP INDEX FUND

The following information supplements and amends the Offering Memorandum disclosure, as indicated.

1.   The disclosure under the caption "Item 2:  Risk/Return
Summary:  Investments, Risks, Performance - Transamerica Mid-
Cap Index Fund - Principal Investment Strategies" is replaced with the following:

     The fund's adviser, Transamerica Investment Management, LLC (TIM), seeks the fund's objective by investing, under normal market conditions, at least 80% of the fund's assets in investments providing economic exposure to the 100 common stocks represented in the NASDAQ-100 Index (NASDAQ), which reflects widely held U.S. companies across many industries whose shares are traded in the over-the-counter (OTC) market. These investments may include the common stocks represented in NASDAQ, as well as instruments such as shares of other investment companies (including exchange traded funds (ETFs)), and derivative instruments such as futures contracts, options on securities and securities indexes, and related investments.

     This fund uses indexing as its investment strategy. Indexing is an investment strategy for tracking, as closely as possible, the performance of a specified market benchmark, or "index." An index is an unmanaged group of securities whose overall performance is used as a standard to measure the investment performance of a particular market. Unlike actively managed funds, index funds do not buy and sell securities based on research and analysis. Accordingly, in managing the fund, TIM makes no attempt to forecast general market movements. Rather, TIM will manage the fund to mirror the NASDAQ's aggregate performance, for better or worse.

     In managing the fund, TIM generally intends to use the replication method, under which the fund will hold all of the 100 common stocks represented in NASDAQ in the approximate proportion that the stocks are represented in NASDAQ. For example, if a certain stock represents 5% of NASDAQ, TIM will invest approximately 5% of the fund's assets in that stock if TIM uses the replication method. However, TIM may use other strategies in managing the fund to get economic and investment exposure to the NASDAQ, including investment in a representative sample of NASDAQ stocks that TIM believes should substantially mirror the performance of NASDAQ, as well as investment without limitation in ETFs and other instruments providing exposure to NASDAQ stocks.

     An index fund will not always perform exactly like its target index. Like all mutual funds, the fund has operating expenses and transaction costs. Market indexes do not, and therefore will usually have a slight performance advantage over funds that track them.

2. The following supplements the disclosure under the caption "Item 4: Investment Objectives, Principal
Investment Strategies & Related Risks":

     INVESTING IN OTHER INVESTMENT COMPANIES

     If a fund invests some or all of its assets in ETFs or other investment companies, the fund will incur its pro rata share of the underlying investment companies' expenses. In addition, the fund will be subject to the investment risks posed by the underlying investment companies, and will be impacted by business and regulatory developments that affect the underlying investment companies or the investment company industry generally.

     Please retain this supplement for future reference.






























               TRANSAMERICA INDEX FUNDS, INC.

              Supplement dated January 13, 2003
 to Part B of the Registration Statement filed May 15, 2002

               TRANSAMERICA MID-CAP INDEX FUND

The following information supplements and amends the Part B disclosure, as indicated.

1. The disclosure under the caption "Item 12: Description of the Fund and its Investment Risks - WEBS and Other Index-
Related Securities" is replaced with the following:

     WEBS AND OTHER INVESTMENT COMPANIES: A fund may invest in shares of other investment companies, including, without limitation, "World Equity Benchmark Shares" (or "WEBS") and The NASDAQ-100 Index Tracking Stock (or "QQQs"). WEBS and QQQs trade on the American Stock Exchange, Inc. The funds also may invest in other investment companies, such as CountryBaskets Index Fund, Inc. or Standard & Poor's Depositary Receipts (or "SPDRs"). SPDRs are securities that represent ownership in a long-term unit investment trust that holds common stocks designed to track the performance of the S&P 500 Index. An investment in another investment company is subject to the expenses of the underlying investment company, as well as the investment risks and other risks associated with the underlying investment company.

2.   The disclosure under the caption "Item 22:  Financial
Statements" is replaced with the following:

     The unaudited financial statements of the funds, including notes thereto, are incorporated by reference from the funds' semi-annual report dated June 30, 2002.

     Please retain this supplement for future reference.


















                         SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of St. Petersburg and the State of Florida on the 13th day of January, 2003.

                                  Transamerica Index Funds, Inc.


                                   By: /s/ John K. Carter
                                   John K. Carter
                                   Vice President and
     Secretary